UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 __________________
FORM 8-K __________________
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 17, 2015 (August 14, 2015)
Townsquare Media, Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	333-197002 (Commission File Number)	27-1996555 (I.R.S. Employer Identification No.)
240 Greenwich Avenue Greenwich, Connecticut 06830 (203) 861-0900 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices) __________________
Check the appropriate box below if Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 435 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a - 12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 1.01    Entry Into a Material Definitive Agreement

On August 14, 2015, Townsquare Media, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and among the Company, Townsquare Live Events, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Townsquare Live Events”), Heartland Group LLC, a Delaware limited liability company (“Heartland”), Danny Huston, an individual (“Huston”) and Jeffrey Blomsness, an individual (“Blomsness” and, together with Huston, each a “Seller” and collectively, the “Sellers”). North American Midway Entertainment, LLC, a Delaware limited liability company and wholly owned subsidiary of Heartland (“NAME”), and NAME’s subsidiaries provide rides, games and food to fairs and festivals in 132 communities in 20 states and four Canadian provinces.

Pursuant to the Purchase Agreement, Townsquare Live Events agreed to purchase from the Sellers all issued and outstanding membership interests of Heartland, in exchange for an aggregate purchase price of a cash amount of $70,000,000 and an aggregate number of shares of Class A Common Stock of the Company equal in value to $5,500,000, based on a trailing ten-day average of the closing price of such shares preceding the closing of the transactions contemplated by the Purchase Agreement (the “Transaction”). The cash portion of the purchase price is subject to certain adjustments, including with respect to the closing working capital of NAME. The Company has agreed to guarantee all payment obligations of Townsquare Live Events under the Purchase Agreement, including, without limitation, the payment of the purchase price of the Transaction.

The Purchase Agreement contains certain customary representations and warranties of the Sellers, Townsquare Live Events and the Company. The Purchase Agreement also contains certain customary covenants, including but not limited to a covenant by each Seller to execute and deliver employment agreements and a non-competition covenant and non-solicitation covenant by each Seller applicable from the closing of the Transaction to the fifth anniversary of the date of closing.

The Purchase Agreement includes indemnification provisions with respect to a party’s breach of their representations and warranties or agreements contained in the Purchase Agreement. In addition, Sellers are required to indemnify Townsquare Live Events and affiliated parties with respect to certain tax obligations incurred prior to the closing of the Transaction as well as with respect to the operation of the business of Heartland prior to the closing of the Transaction. Each party’s indemnification obligations are generally subject to certain threshold claim amounts and certain limitations. Each party’s aggregate indemnification obligations will be limited to $7,500,000 for claims relating to breaches of representations and warranties, except with respect to breaches of certain fundamental representations and warranties, which shall be capped at the aggregate purchase price. The cap applicable to breaches of post-closing obligations, indemnified taxes incurred prior to closing and the operation of the business of Heartland prior to the closing of the Transaction shall be the aggregate purchase price. No cap will apply to losses arising from fraud by Heartland or the Sellers in connection with the Transaction.

Upon execution of the Purchase Agreement, Townsquare Live Events deposited $3,000,000 with Citibank, N.A. (the “Escrow agent”), as a deposit escrow, to be released to the Sellers or Townsquare Live Events in accordance with the terms of an escrow agreement among the Sellers, Townsquare Live Events and the Escrow Agent. If the Sellers validly deliver a written notice to Townsquare Live Events to terminate the Purchase Agreement upon the closing of the Transaction not having occurred by November 1, 2015 (or such other date as mutually agreed to in writing), and at such time all of the closing conditions of Townsquare Live Events have been satisfied in full, other than those which can only be satisfied at closing, the deposit escrow will be released to the Sellers. Under all other circumstances, in the event the Purchase Agreement is terminated, the escrow agent will release the deposit escrow to Townsquare Live Events.

Consummation of the Transaction is subject to certain customary conditions, including, among others, execution and delivery of employment agreements with certain continuing employees of NAME and its subsidiaries, including Blomsness and Huston.

Item 7.01    Regulation FD Disclosure

On August 17, 2015, the Company issued a press release announcing that it has entered into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company also intends to use a slide presentation relating to the Transaction in certain discussions with analysts and investors. A copy of the slide presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The Company has made the presentation available to investors on the Equity Investors section of its website at townsquaremedia.com/equity-investors. The Company uses the “Equity Investors” section of its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Investors are urged to monitor the Company's website for announcements of material information relating to the Company.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated August 17, 2015
99.2	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWNSQUARE MEDIA, INC.

By:	/s/ Stuart Rosenstein
Name: Stuart Rosenstein
Title: Executive Vice President and Chief Financial Officer

Date: August 17, 2015

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated August 17, 2015
99.2	Investor Presentation

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